EXHIBIT 21.1

SUBSIDIARIES OF AGENUS INC.

Antigenics LLC., a Delaware limited liability company and a wholly-owned subsidiary of Agenus Inc.

Aronex Pharmaceuticals, Inc., a Delaware corporation and a wholly-owned subsidiary of Agenus Inc.

Antigenics Therapeutics Limited, a company organized under the laws of Ireland and a wholly-owned subsidiary of Agenus Inc.

Agenus Royalty Fund, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Agenus Inc.

Agenus Switzerland Inc., a joint stock company organized under the laws of Switzerland formerly known as 4-Antibody AG, and a wholly-owned subsidiary of Agenus Inc.

Agenus West, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Agenus Inc.

Agenus UK Limited, a private limited company organized under the laws of England and Wales and a wholly-owned subsidiary of Agenus Inc.

AgenTus Therapeutics, Inc., a Delaware corporation and a majority-owned subsidiary of Agenus Inc.

AgenTus Therapeutics Limited, a private limited company organized under the laws of England and Wales and a wholly-owned subsidiary of AgenTus Therapeutics, Inc.

AgenTus Therapeutics HK Limited, a limited company organized under the laws of Hong Kong Special Administrative Region of the People’s Republic of China and a wholly-owned subsidiary of AgenTus Therapeutics, Inc.

AgenTus Therapeutics SA, a company organized under the laws of Belgium and a wholly-owned subsidiary of AgenTus Therapeutics, Inc.